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                                 Exhibit (a)(4)

                         [LETTERHEAD OF ANADIGICS INC.]

                                 August 4, 2003

Dear option holder:

On behalf of ANADIGICS, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options granted under the Company's 1995 Long Term Incentive and Share Award Plan, as amended and 1997 Long Term Incentive and Share Award Plan for Employees, as amended, (collectively, the "Plans" and each a "Plan") with an exercise price of more than $10.00 per share (the "Options") for new options the Company will grant under the Plans (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated July 3, 2003 (the "Offer of Exchange").

The Offer expired at 5:00 p.m., New York City Time, on August 4, 2003. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer of Exchange, the Company accepted for exchange Options tendered to it for a total of [____________] shares of Common Stock and canceled all such Options.

The Company has accepted for exchange and canceled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive New Options under the Plans for the number of shares of Common Stock which is equal to one third of the number of Option Shares set forth on Attachment A, rounded up to the next whole number and adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Options you tendered for exchange, except in four respects:

        o the per share exercise price of all new options will equal the closing sale price of our common stock on the Nasdaq National Market on the date we grant the new options or on the first day thereafter on which a selling price is made available to the public;

        o your options will expire (in the absence of an earlier termination) ten years from the new grant date;

        o your New Options will vest on the one year anniversary of the grant date; and

        o the number of shares of common stock subject to the new options will be equal to one third of the number of shares subject to the options that you tender and we accept for exchange, rounded up to the next whole number and adjusted for any stock splits, stock dividends and similar events.

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Pursuant to the terms of the Offer, the Company will grant you the New Options on a date determined by the Board of Directors, anticipated to be on or about February 6, 2004. At that time, as described in the Offer to Exchange, you will receive a new option agreement executed by the Company.

In accordance with the terms of the Offer, and as provided in the Plans, you must be an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Options. If you do not remain an employee , you will not receive a New Option or any other consideration for the Options tendered by you and canceled by the Company.

If you have any questions about your rights in connection with the grant of New Options, please call the Stock Option Exchange hotline at (908) 791-6045 or at stockoptionexchange@anadigics.com.

                                           ANADIGICS, INC.

                                           By: /s/ Bami Bastani

                                           Dr. Bami Bastani, President and CEO


Attachment


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                                  Attachment A

Number of Shares Covered by the New Options                    Vesting (Assumes a February 6, 2004 Grant Date)
-------------------------------------------                    -----------------------------------------------








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